Exhibit 99.1

May 15, 2006

News Release

Source: EnXnet, Inc.

EnXnet To Be Featured At ICS Convention In Frankfurt, Germany On May 22nd and 23rd

Tulsa, Okla.-(BUSINESS WIRE)-May 15, 2006 EnXnet, Inc. (OTCBB: EXNT; German WKN# AOHMDW)-news)- is pleased to announce that the Company will be a featured Presenter in Frankfurt, Germany next week. Additionally, EXNT will be presented to several other European cities during the week of May 22nd through the 26th.

Representatives of EXNT will maintain a display booth for both days with English and German speaking individuals. EXNT will also provide 3 breakout sessions - Monday morning, Monday afternoon and Tuesday morning. The list of attendees/presenters includes but is not limited to: Mercedes-Benz, Global Partners, Duncan Capital and Clinicon. EnXnet is the only Diamond Sponsor at the convention that is expected to be attended by several thousand investment professionals.

"We are very pleased by the fantastic reception that EXNT has received in Germany and the rest of Europe since the listing of our stock on the Frankfurt Stock Exchange," stated Ryan Corley, CEO of EnXnet, Inc. "We are committed to continually attending and presenting updated information and meeting with investment professionals as well as expanding business opportunities in the European Community."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

or

Integrated Capital Partners, Inc
908-204-0004 for Investor Relations